Exhibit 99.1

For more information:

Charlie Schafer, President and Chief Financial Officer

Revolution Lighting Technologies, Inc.

(T): 203-504-1100

REVOLUTION LIGHTING TECHNOLOGIES, INC ANNOUNCES $ 5 MILLION EQUITY INVESTMENT FROM NEW INVESTOR

CHARLOTTE, N.C. , March 11, 2013 /PRNewswire/ — Advanced LED lighting technology provider, Revolution Lighting Technologies, Inc. (NASDAQ: RVLT), announces the completion of a $5 million equity investment from a new unaffiliated investor. The investment will be in the form of common stock and the proceeds will be used for general purposes, including working capital and expansion of the company’s distribution network.

“I am pleased to announce a new equity investment in RVLT by a large, highly regarded, Midwestern financial institution. This latest investment not only provides additional capital to fund our increasing growth, but also expands our shareholder base with an important new investor. Revolution is well positioned to significantly increase revenue and profitability in 2013 and beyond,” commented Robert V. LaPenta, Chairman and CEO of Revolution Lighting Technologies, Inc.

“This investment expands our capital base and better positions us to support our dynamic growth and aggressively pursue our growing pipeline of opportunities. We continue to invest in our unique and expansive platform to take advantage of the significant opportunities in the marketplace,” said Charlie Schafer, Revolution’s President and Chief Financial Officer.

The $5 million investment has been completed through the sale of a newly issued common stock at a price of $1.17 per share. The transaction closed March 8, 2013 and has been approved by the board of directors of RVLT. The Company will provide a more detailed description of the terms and conditions of the transaction in a Current Report on Form 8-K to be filed with the SEC.

About Revolution Lighting Technologies

Revolution Lighting Technologies, Inc. engages in the design, manufacture, marketing, and sale of light emitting diode (LED) lighting solutions in the United States, Canada, and internationally. The company sells its products under the Seesmart, Lumificient, and Array brand names. Revolution Lighting Technologies, Inc. markets and distributes its product through a network of independent sales representatives and distributors, as well as through energy savings companies and national accounts. For more information about Revolution Lighting Technologies, visit http://www.rvlti.com/ and http://www.seesmartled.com

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Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties, including the satisfaction of closing conditions prior to the consummation of the acquisition of Seesmart and the anticipated benefits of such acquisition. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Revolution Lighting’s filings under the Securities Exchange Act for additional factors that could cause actual results to differ materially. Revolution Lighting Technologies, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.